UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2012

BIOMIMETIC THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51934	62-1786244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

389 Nichol Mill Lane, Franklin, Tennessee 37067

(Address of principal executive offices) (Zip code)

(615) 844-1280

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address,

if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On January 20, 2012, BioMimetic Therapeutics, Inc. (the “Company”) implemented a workforce reduction, reducing by 25% its total workforce. The Company believes that the reduction will permit it to conserve cash and dedicate its resources to obtaining a final decision from the U.S. Food and Drug Administration (“FDA”) on its Augment Bone Graft Pre-Marketing Approval (“PMA”).

As a result of the workforce reduction, the Company estimates it will generate annual expense savings of approximately $2.5 million primarily from savings in employee salaries and benefits. The Company will record one-time severance costs of approximately $500 thousand, which will be recorded in the first fiscal quarter ending March 31, 2012. It is not anticipated that there will be any further material future cash expenditures associated with this reduction. The charges that the Company expects to incur are subject to various assumptions, and actual results may differ. The Company may also incur other charges not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction.

The Company met with the FDA review team for its PMA application for Augment on January 13, 2012. The Company reiterates its previous guidance regarding the timing of its submission of the PMA Amendment and the anticipated date of the final decision by the FDA on the approvability of the Company’s Augment PMA. Given the Company’s desire to focus its attention on addressing the FDA’s issues related to the Augment PMA, and conserve resources until there is further clarity from the FDA regarding Augment, the Company has decided to scale back the progress of its Augment Injectable Bone Graft clinical program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMIMETIC THERAPEUTICS, INC.
By:	/s/ Earl Douglas
Name:	Earl Douglas
Title:	General Counsel

January 20, 2012